Exhibit 10.5

Administration Agreement

This Agreement made as of December 21, 2023 by and between each exchange-traded fund identified on Schedule A hereto (each such exchange-traded fund and each exchange-traded fund made subject to this Agreement in accordance with Section 19 below shall hereinafter be referred to as a “Trust”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”).

WHEREAS, the Trust is an exchange-traded fund that is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.       Appointment of Administrator

The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

2.       Delivery of Documents

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and Trust Agreement;

b.	The Trust’s currently effective Registration Statement under the 1933 Act (or, if not effective, the latest filing and the filing upon effectiveness) and each prospectus and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of WisdomTree Digital Commodity Services, LLC, the sponsor the of the Trust (the “Sponsor”), certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses; and

d.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.       Representations and Warranties of the Administrator

The Administrator represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the organizational power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

g.	It will promptly notify the Trust in the event that the Administrator is for any reason unable to perform any of its obligations under this Agreement;

h.	It will promptly notify the Trust, except as may be prohibited by applicable law, of any legal, regulatory or administrative proceedings that have been instituted, which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

i.	The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Trust’s records and other data and the Administrator’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.

The Administrator further represents and warrants that it will promptly notify the Trust if any of the above ceases to be true or if it is unable to perform its obligations under this Agreement for any reason.

4.       Representations and Warranties of the Trust

The Trust represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and Trust Agreement to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

e.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

f.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it;

g.	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest;

h.	It has all necessary right, title, intellectual property, licenses, consents and content as may be necessary for the Trust to operate as presently contemplated; and

i.	It will not hold any Digital Assets other than those specifically listed, if any, on Schedule A hereto. The term “Digital Assets” means an asset that is issued and/or transferred using distributed ledger or blockchain technology (“distributed ledger technology”), including, but not limited to, so-called “virtual currencies”, “coins” and “tokens” and with respect to which the Administrator has agreed to provide services hereunder.

The Trust further represents and warrants that it will promptly notify the Administrator if any of the above ceases to be true or if it is unable to perform its obligations under this Agreement for any reason.

5.	Administration Services

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator.

The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

In performing the services hereunder, the Administrator shall comply with the applicable provisions of the Trust’s current Prospectus(es) and effective amendments thereto. The Trust shall promptly provide the Administrator with copies of such material as soon as available and, upon request, copies of any applicable resolutions by the Sponsor with respect to the Trust which relate to the Trust’s shares.

The term “Authorized Participants” means those entities that have entered into an Authorized Participant Agreement with the Trust, the Sponsor and the Trust’s transfer agent. “Baskets” shall have the meaning given in the Trust’s transfer agency and service agreement with State Street Bank and Trust Company as transfer agent, dated as of the date of this Agreement.

6.	Fees; Expenses; Expense Reimbursement

The Administrator shall receive from the Trust such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Trust agrees to reimburse the Administrator for its reasonable out-of-pocket costs set out in the fee schedule. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

The Administrator will bear its own expenses. The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Administrator and/or Trust expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form 10-K, Form 10-Q, Form 8-K, proxy materials, and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to governance meetings; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Registration Statement, Form 10-K, Form 10-Q, Form 8-K, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Trust’s net asset value.

7.       Proper Instructions and Advice

a.       The Trust or any other person duly authorized by the Trust shall communicate to the Administrator by means of Proper Instructions. “Proper Instructions” shall mean (i) a writing signed or initialed by one or more persons as the Trust, the Sponsor or the delegate of the Trust or Sponsor shall have from time to time authorized or (ii) communication effected directly between the Trust or its third-party agents and the Administrator by electro-mechanical or electronic devices, provided that the Trust and the Administrator agree to security procedures. The Administrator may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Trust, including without limitation any confirmation received from the Trust, the Sponsor or any other authorized person as to the delivery by an Authorized Participant or its designee of required Digital Assets determined to be sufficient for the related issuance of Baskets. Oral instructions shall be considered Proper Instructions if the Administrator reasonably believes them to have been given by a person authorized to give such instructions; provided, however, that the Trust shall cause all authorized oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate.

b.       At any time, the Administrator may apply to any officer of the Sponsor or his or her designee for instructions and may consult with the independent accountants for the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. Where circumstances arise that the Administrator believes advice from counsel may be necessary, the Administrator will notify the Trust. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice provided, however, with respect to the performance of any action or omission of any action upon such advice, the Administrator shall be acting within the standard of care set forth in Section 8. The Administrator shall promptly notify the Trust of the receipt of such advice. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek instructions or advice.

8.       Limitation of Liability and Indemnification

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 13, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall at all times act in good faith and without negligence and agrees to exercise the care and expertise of a leading provider of fund administration and fund accounting services in carrying out the provisions of this Agreement and use all reasonable efforts in performing the services under this Agreement. The Administrator shall be kept indemnified by and shall be without liability to the Trust for any action taken or omitted by it in good faith without negligence, bad faith or willful misconduct in connection with the provision of services hereunder, provided that the Administrator shall not be indemnified against any liability (or any expenses incident to such liability) arising out of the Administrator’s own bad faith, negligence, willful misconduct or disregard of its duties and obligations under this Agreement. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises directly from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust (“Prior Records”) except as may arise from Administrator’s own negligence, bad faith or willful misconduct or the negligence, bad faith or willful misconduct of an agent of the Administrator provided that the Administrator shall notify the Trust as soon as practicable after becoming aware in the course of performing its duties hereunder of an error or incomplete information in such Prior Records. For the avoidance of doubt, the Administrator shall have no responsibility to review, confirm or otherwise verify the accuracy or completeness of any Prior Records. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent arising directly from the failure to exercise the standard of care set out in this Section 8 or the bad faith, negligence or willful misconduct of the Administrator, its agents, officers or employees.

Except as may arise from the Administrator’s failure to exercise its standard of care, the Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Administrator’s control. The Administrator shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision, at a level the Administrator believes consistent with other similarly situated providers of fund administration services, for (i) periodic back-up of the computer files and data with respect to the Trust and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Administrator shall discuss with the Trust any business continuity/disaster recovery plan of the Administrator and/or provide a high-level presentation summarizing such plan.

The Trust agrees and understands that Digital Assets are new forms of assets, that the law regarding their ownership, taxation, custody, and transfer is developing and uncertain, and that such assets pose certain risks that are not present in the case of more traditional asset classes; and the Trust further agrees and understands that the Administrator will have no liability or responsibility for any obligations now or hereafter imposed on the Trust or the Sponsor or State Street as administrative agent to the Trust as a result of changes in the tax or other applicable law as they apply to Digital Assets.

The Administrator shall have no obligation to provide services under this Agreement with respect to any new asset class or asset types, including Digital Assets, unless such assets have been previously approved in writing by the Administrator, which writing in the case of Digital Assets must include specific reference to such assets on Schedule A hereto. The Administrator shall have no liability for any loss, liability, claim or expense related to the servicing of any asset class or asset type acquired by the Trust, including the failure or refusal of the Administrator to account for or incorporate such assets as part of the services provided hereunder, unless the Administrator has expressly approved in writing the servicing of such asset class or asset type in advance.

Notwithstanding anything contained herein to the contrary, neither party shall be liable for any indirect, special or consequential damages; provided that the foregoing limitation shall not apply with respect to damages or claims arising out of or relating to that party’s fraud or willful misconduct.

In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. For any partial first year, the annual cumulative liability hereunder shall be the Administrator’s total compensation earned and fees payable hereunder during such partial first year on an annualized basis.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.       Confidentiality and Use of Data

“Confidential Information” means all information provided by or on behalf of a party (the “Disclosing Party”) to the other party (the “Receiving Party”), or collected by a Receiving Party, under or pursuant to this Agreement that is marked "confidential", "restricted", "proprietary" or with a similar designation, or that the Receiving Party knows or reasonably should know is confidential, proprietary or a trade secret. The terms and conditions of this Agreement (including any related fee schedule or arrangement) and any fees will be treated as Confidential Information as to which each party is a Disclosing Party. Confidential Information will not include information that: (i) is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement: (ii) was known to the Receiving Party (without an obligation of confidentiality) prior to its disclosure; (iii) is independently developed by the Receiving Party without the use of other Confidential Information; (iv) is rightfully obtained on a non-confidential basis from a third party source. “Data” means any Confidential Information of the Trust relating to its holdings, transactions or other information that the Administrator obtains with respect to the Trust in connection with the provision of the services under this Agreement or any other agreement.

Subject to this Section 9, Confidential Information will not be disclosed by the Receiving Party to any third party without the prior consent of the Disclosing Party. Except as expressly contemplated by this Agreement, nothing in this Section 9 will limit the confidentiality and data-protection obligations of the Administrator and its agents and affiliates under this Agreement and applicable law.

Subject to this Section 9, all Confidential Information, including Data, will be used by the Receiving Party for the purpose of providing or receiving services, as applicable, pursuant to this Agreement or otherwise discharging its obligations under this Agreement. The Administrator and its affiliates may use Data to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information relating to other customers of the Administrator and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution to or identification of such Data with the Trust, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement. The Trust acknowledges that the Administrator may seek and realize economic benefit from the publication or distribution of the Indicators.

The Receiving Party may disclose the Disclosing Party's Confidential Information without the Disclosing Party’s consent to its attorneys, accountants, auditors, consultants and other similar advisors that have a reasonable need to know such Confidential Information (“Representatives”), provided such Confidential Information is disclosed under obligations of confidentiality that prohibit the disclosure or use of such Confidential Information by the Representatives for any purpose other than the specific engagement with the Receiving Party for which the Representative has been retained and that are otherwise no less restrictive than the confidentiality obligations contained in this Agreement. The parties acknowledge that use of Confidential Information by a Representative to represent its other clients in dealing with the Disclosing Party would constitute a breach of this Section 9. Where the Administrator is the Receiving Party, “Representatives” will include its affiliates and Service Providers (as defined below). The Administrator may disclose and permit use (as applicable) of Confidential Information of the Trust without the Trust’s consent: (i) to its affiliates and any of its third-party agents and service providers (“Service Providers”) in connection with the provision of services, the discharge of its obligations under this Agreement or the carrying out of any Proper Instruction, including in accordance with the standard practices or requirements of any financial market utility and (ii) to its affiliates in connection with the management of the businesses of the Administrator and its affiliates, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management and marketing. The Administrator shall cause any affiliate, agent or Service Provider to which it has disclosed Confidential Information pursuant to this Section 9 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

Each party may store Confidential Information with third-party providers of information technology services, and permit access to Confidential Information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support. Such Confidential Information must be disclosed under obligations of confidentiality. The Receiving Party may disclose the Disclosing Party's Confidential Information to the extent such disclosure is required to satisfy any legal requirement (including in response to court-issued orders, investigative demands, subpoenas or similar processes or to satisfy the requirements of any applicable regulatory authority). Each party acknowledges that the disclosure to any non-authorized third party of Confidential Information or the use of Confidential Information in breach of this Agreement, may immediately give rise to continuing irreparable injury inadequately compensable in damages at law, and in such cases the Receiving Party agrees to waive any defense that an adequate remedy at law is available if the Disclosing Party seeks to obtain injunctive relief against any such breach or any threatened breach. Each party will be responsible for any use or disclosure of Confidential Information of the Disclosing Party in breach of this Agreement by its Representatives as though such party had used or disclosed such Confidential Information itself. In no event will the Administrator allow representatives of its asset management division or affiliates engaged in asset management to have access to or to use Confidential Information of the Trust, including Data.

The Administrator will employ reasonable safeguards designed to protect the Trust’s confidential information, which may include but are not limited to the use of encryption technologies, passwords and any other safeguards the Administrator may choose to employ. If either party becomes aware of a breach of this confidentiality provision, it will notify promptly the other party of such breach and provide such details as it deems appropriate and in accordance with the standard of care hereunder regarding the extent of the breach of confidentiality.

To the extent reasonably possible, shareholder information made available to third parties by the Administrator will be provided on a non-disclosed basis (that is, without information disclosing the identity of the shareholder). The Administrator affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement.

10.       Compliance with Governmental Rules and Regulations; Records

The Administrator agrees to perform its duties hereunder in accordance with applicable law; however, the Administrator assumes no responsibility for ensuring that the Trust complies with all securities, tax, commodities and other laws, rules and regulations applicable to the Trust.

The Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12. The Administrator further agrees that all records that it maintains for the Trust pursuant to this section will be preserved in compliance with the Administrator’s policies unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Administrator.

11.       Services Not Exclusive

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12.       Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending August 31, 2024 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction, or (iii) based upon the Trust’s determination that there is a reasonable basis to conclude that the Administrator is insolvent or that the financial condition of the Administrator is deteriorating in any material respect.

Upon termination of this Agreement pursuant to this Section with respect to the Trust, the Trust shall pay the Administrator its compensation due and shall reimburse the Administrator for its costs, expenses and disbursements except, if termination is based on termination for a material breach of this Agreement coupled with the Administrator’s failure to meet its standard of care under this Agreement, less any losses or damages caused by such event.

Termination of this Agreement with respect to any one particular Trust shall in no way affect the rights and duties under this Agreement with respect to any other Trust.

As soon as reasonably practicable following the termination or expiration of this Agreement, the Administrator agrees to transfer such records and related supporting documentation as are held by it under this Agreement to any replacement provider of the services or to such other person as the Trust may direct. If directed by the Trust, the Administrator will provide the services hereunder until a replacement administrator is in place, for a reasonable period of time up to nine (9) months, subject to the terms of this Agreement, including compensation. The Administrator will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as the Administrator customarily charges for such assistance.

13.       Delegation

The Administrator shall have the right, without prior notice to or the consent the Trust, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated (each, a “Delegate”), to provide or assist it in the provision of any part of the services provided pursuant to this Agreement, other than services required by applicable law to be performed by the Administrator itself. The Administrator will be liable to the Trust for the acts and omissions of its Delegates as if it had committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Administrator shall be responsible for the compensation of its Delegates. The term Delegate does not include third-party authorized data sources, or suppliers of information technology or related services, and the Administrator shall have no liability for their acts or omissions; provided, however, the foregoing is not intended to, and shall not, limit or modify the Administrator’s provision of services and related obligations hereunder. The Administrator will provide or make available to the Trust on a quarterly or other periodic basis information regarding its global operating model for the delivery of the services, which information shall include the identities of Delegates affiliated with the Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time. Nothing in this paragraph shall limit or restrict the Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services, provided, the Administrator will be liable to the Trust for the acts and omissions of such affiliates and third parties as if it had committed such acts and omissions itself and the Administrator shall be responsible for the compensation of any such affiliates and third parties.

With respect to the Fund Administration Tax Services as set forth on Schedule B2 attached hereto, the Trust acknowledges and agrees to execute and deliver to the Administrator a tax delegation consent in the form set forth as Schedule B2(i) hereto, with such changes as the Administrator may require from time to time. While the parties anticipate that such consent will be valid as long as the Agreement remains in effect, in the event the Trust revokes its consent at any time or does not provide its consent as required hereunder, the Trust acknowledges and agrees that the Administrator may, without liability or prior notice, cease performing any or all of the Fund Administration Tax Services and may renegotiate the fees the Administrator charge for such Fund Administration Tax Services.

14.       Notices

Unless otherwise specified, all notices, requests, claims, demands and other communications under this Agreement (other than routine operational communications) will be in writing and will be taken to have been given when: (i) delivered by hand; or (ii) on the next Business Day after being sent by e-mail (unless the sender received an automated message that the e-mail has not been delivered); (iii) on the next Business Day after being sent by overnight courier service for next Business Day delivery; or (iv) on the third Business Day after being sent by registered or certified mail, return receipt requested, in each case to the respective parties hereto at the following addresses, or such other address or e-mail address as a party may specify by written notice from time to time:

If to the Trust:

WisdomTree Bitcoin Fund

250 West 34th Street, 3rd Floor

New York, NY 10119

Attn: Legal Department

E-mail: legalnotice@wisdomtree.com

If to the Administrator:

State Street Bank and Trust Company

1 Iron Street, 5th Floor

Boston, MA 02210

Attention: Michael Hug, Vice President

Telephone: (617) 662-0670

E-mail: mhug@statestreet.com

with a copy to:

State Street Bank and Trust Company

Legal Division – Institutional Services Americas

One Congress Street

Boston, MA 02114

Attention: Senior Vice President and Senior Managing Counsel

For the purposes of this Section 14, “Business Day” shall mean a day on which the Administrator is open for business in the market or country in which a transaction or an action by a party takes place.

15.       Amendment

This Agreement may be amended by a written agreement executed by both parties.

16.       Assignment

This Agreement may not be assigned by (a) the Trust without the written consent of the Administrator or (b) by the Administrator without the written consent of the Trust, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

17.       Successors

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

18.       Data Protection

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

19.       Additional Trusts

In the event that any exchange-traded fund in addition to those listed on Schedule A hereto desires to have the Administrator render services as administrator under the terms hereof, it shall so notify the Administrator in writing, and if the Administrator agrees in writing to provide such services, which shall not be unreasonably withheld, such exchange-traded fund shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof.

20.       Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

21.       Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

22.       Severability

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.       Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of New York.

24.       Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

25.       Counterparts

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

26.       Limitation of Liability of the Trustees and Shareholders

This Agreement is executed by the Sponsor on behalf of the Trust and the obligations hereunder are not binding upon any shareholders of the Trust (the Trust has no directors or officers) or any directors, officers or shareholders of the Sponsor individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Trust under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such Trust and shall be payable solely from the available assets of such particular Trust and shall not be binding upon or affect any assets of any other Trust.

27.       Internal Controls Review and Report

The Administrator will retain a firm of independent auditors to perform an annual review of certain internal controls and procedures employed by the Administrator in the provision of the Services and issue a standard System and Organization Controls 1 or equivalent report based on such review. The Administrator will provide a copy of the report to the Trust upon request.

28.       Cooperation with Accountants

The Administrator shall cooperate with the Trust’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by the Trust from time to time, to such accountants for the expression of their opinion.

29.       Insurance

The Administrator shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the Administrator under this Agreement.  Upon the Trust’s reasonable request, which in no event shall be more than once annually, the Administrator shall furnish to the Trust a summary of the Administrator’s applicable insurance coverage.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

Wisdomtree BITCOIN FUND

By: WisdomTree Digital Commodity Services, LLC, in its capacity as Sponsor of the Trust

By:	/s/Jeremy Schwartz
Name:	Jeremy Schwartz
Title:	Chief Executive Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/Jason Becker
Name:	Jason Becker
Title:	Senior Vice President

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Trust(s)

WisdomTree Bitcoin Fund

•	For the avoidance of doubt, to the extent the Trust holds Digital Assets, the Administrator will provide services only with respect to the specific Digital Assets held by the Trust listed below:

Bitcoin

B1-1

ADMINISTRATION AGREEMENT

Schedule B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto; and

III.	Fund Accounting Services as described in Schedule B3 attached hereto.

B1-2

Schedule B1

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Sponsor on behalf of each Trust, financial information regarding each Trust that will be included in each Trust's quarterly and annual reports on Form 10-Q and 10-K, respectively, such reports to be prepared and filed by the Sponsor or designee;

b.	Coordinate the audit of each Trust's annual financial statements by each Trust's independent accountants to be included in each Trust's Form 10-K, including the preparation of supporting audit work papers and other schedules;

c.	Prepare such other reports, forms or filings as may be mutually agreed upon;

d.	Arrange for payment of each Trust's expenses, review calculations of fees paid to each Trust's Sponsor, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of each Trust with respect to compliance with limitations for each Trust contained in the Registration Statement, as may be mutually agreed upon;

f.	Prepare and furnish total return performance information for each Trust, calculated in accordance with applicable U.S. securities and commodities laws and regulations, as may be reasonably requested by designated officer(s) of the Sponsor on behalf of such Trust; and

g.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator.

B1-3

SCHEDULE B2

Fund Administration Tax Services

a.	Prepare annual grantor trust tax reporting statements; and

b.	Participate in discussions of potential tax issues with the Trust and the Trust’s audit firm.

The Trust acknowledges that the tax-related services performed by the Administrator do not constitute tax advice and the Trust agrees the Administrator shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust or the Administrator as administrator to the Trust by the tax law of the United States or of any state or political subdivision thereof, provided that this sentence does not relieve the Administrator from responsibility and liability for its duties hereunder, including adherence to the applicable standard of care.

B2-1

SCHEDULE B2(i)

CONSENT TO DISCLOSE TAX RETURN INFORMATION

Federal law prohibits our disclosing, without your consent, your federal tax return information to third parties or our use of that information for purposes other than the preparation of your return.

Subject to the terms and conditions of the Administration Agreement (the “Administration Agreement”) between STATE STREET BANK AND TRUST COMPANY (“we” or “State Street”) and WISDOMTREE BITCOIN FUND (“you” or the “Customer”), we may subcontract portions of our Fund Administration Tax Services (the “Tax Services”) to State Street affiliates and/or other subcontractors. By signing below, you hereby authorize us to provide any and all information, including your entire tax return information for all past, present, and future years, that we receive in connection with this engagement to the State Street affiliates listed on Schedule B2(ii), for the purpose of providing the Tax Services set forth in the Administration Agreement and for related administration and regulatory compliance purposes.

Your consent will be valid as long as the Administration Agreement remains in effect. Notwithstanding the foregoing, you may revoke your consent with regards to Tax Services at any time by providing written notice to us. By signing below, you agree that if you revoke your consent we may refuse to perform Tax Services and/or alter the fees we charge for such Tax Services.

In lieu of consenting to this disclosure, you have the right to request a more limited disclosure of tax return information. In the event that the service model changes as a result of your revocation or limitation on this consent, you agree to negotiate an equitable adjustment to the applicable fee schedule in good faith.

WisdomTree Bitcoin Fund

By: /s/Jeremy Schwartz

Name (printed): Jeremy Schwartz

Title: Chief Executive Officer

Date: December 21, 2023

B2-2

SCHEDULE B2(ii)

•	State Street Corporate Services Mumbai Private Limited
•	State Street Technology (Zhejiang) Company Limited

B2-3

SCHEDULE B3

Fund Accounting Services

The Administrator in its role as accounting agent for the Trust shall maintain the books of account of the Trust and shall perform its duties, including but not limited to the following, in the manner prescribed by the Trust's currently effective Prospectus or other governing document, certified copies of which have been supplied to the Administrator (each, a “governing document”):

i.	Maintain the books of account in accordance with Generally Accepted Accounting Principles;
ii.	Record general ledger entries;
iii.	Record and reconcile capital stock activity with the transfer agent;
iv.	Accrue/calculate daily expenses;
v.	Timely record corporate action events pursuant to specific instructions received from the Sponsor;
vi.	Calculate daily income & amortization (including securities lending income, if applicable) designated by the Trust on an Amortization Policy form;
vii.	Capture and reconcile daily activity, including cash and investment balances, to the trial balance and the custodian, including the Trust’s Digital Asset custodian;
viii.	Calculate daily net asset value and daily net asset value per share (“NAV”); and
ix.	Disseminate NAVs and other information for accounting data or any information pertaining to the books and records maintained by the Administrator as instructed by the Trust.

The Trust shall provide timely prior notice to the Administrator of any modification in the manner in which the calculations set forth above are to be performed as prescribed in any revision to the Trust's governing document and shall supply the Administrator with certified copies of all amendments and/or supplements to the governing document in a timely manner.

For purposes of calculating the net asset value of the Trust, the Administrator shall value the Trust’s portfolio securities or other assets utilizing prices obtained from sources designated by the Trust or the Sponsor (collectively, the “Authorized Price Sources”) on a Price Source Authorization form, as the same may be amended by mutual written agreement from time to time (the “Price Source Authorization”). The Administrator shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to the Administrator.

The Administrator is instructed to and may rely upon the information it receives with respect to portfolio securities from the Trust or any party authorized by the Trust. The Administrator shall have no responsibility to confirm or otherwise verify the accuracy or completeness of any data supplied to it by or on behalf of the Trust.

B6-1

With respect to bitcoin held by the Trust through its Digital Asset custodian, the Administrator will utilize quotes from pricing services approved by the Sponsor, or if such quotes are unavailable (including due to a lack of production by a pricing source or the inability of Administrator systems to consume such information), then the Administrator will obtain such prices from the Sponsor, and in either case, calculate the market value of the Trust’s investments in accordance with the Trust’s valuation policies or guidelines; provided, that the Administrator shall not under any circumstances be under a duty to independently price or value any of the Trust’s investments itself or to confirm or validate any information or valuation provided by the Sponsor or any other pricing source, nor shall the Administrator have any liability relating to inaccuracies or otherwise with respect to such information or valuations.

The Trust shall give timely instructions to the Administrator in regard to matters affecting accounting practices related to this Agreement.

B6-2